Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Title President Matthew Morris
Announces His Departure

HOUSTON (January 15, 2020) – Stewart Information Services Corporation announced today that Matthew Morris, President and former Chief Executive Officer, announced his departure effective Wednesday, Jan. 15, 2020. Morris will continue to serve as a member of Stewart’s Board of Directors. In addition, Morris will provide advisory services to the company and to new CEO Fred Eppinger throughout the next six months.

“I have been very pleased with Fred’s integration into Stewart and grateful for a seamless transition as the company makes bold plans for the future,” said Morris. “I look forward to working with my fellow Board members to help Fred and the Stewart team execute on his strategic vision. It has been my deepest honor and privilege to serve this great company over the last fifteen years. I’m proud of what we have accomplished together and am confident in Stewart’s industry leading position moving forward.”

“There’s no way to give enough thanks to Matt for his leadership and contributions to Stewart,” said Fred Eppinger, Chief Executive Officer, Stewart Information Services Corporation. “Matt is a respected leader and has a relentless commitment to our customers and our people. I’m very appreciative of Matt’s support during my transition to CEO and pleased he will remain with the company as a vital member of the Stewart Board.”

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at stewart.com, subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco. Trademarks are the property of their respective owners.

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